China Medicine Corporation Receives Manufacturing License for rADTZ

- Company Reaffirms 2010 Guidance and Provides Full Year 2011 Guidance -

Guangzhou, China, February 1, 2011 – China Medicine Corporation (OTC BB: CHME) (the “Company”), a leading manufacturer, developer and distributor of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other health products in the People’s Republic of China, today announced that the Company has received the manufacturing license from the Chinese Ministry of Agriculture (“MOA”) for the Company’s proprietary recombinant, Aflatoxin Detoxifizyme (rADTZ), which is used for removing a potential cancer causing agent, aflatoxins (AFT), from food and animal feed.  This license grants the Company a five-year exclusive right to produce and sell rADTZ for usage in feed and feed additive fields. The Company expects revenue contribution from the product in the second half of 2011, after MOA completes an onsite equipment inspection.

Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation, commented, “We are honored to announce the exciting news that rADTZ has received its manufacturing license in the feed and feed additive fields.  rADTZ is one of the Company’s key pipeline candidate products that will play a critical role in the Company executing its strategy of building up its biological product line.  We have already begun to build out our marketing team and sales force in preparation for the launch of rADTZ and we will be well-prepared to quickly and effectively launch this product in the second half of 2011.  We expect $2 million to $3 million in sales from rADTZ production in 2011, and additional revenue contribution in 2012 and beyond.  It is believed that the rADTZ technology has the potential to be the most effective method in removing, detecting and detoxifying AFT, and could be widely used in multiple fields, including feed, food, pharmaceutical, AFT detection, etc.  As a result, rADTZ has the opportunity to become our flagship biological product, marking the Company's rapid transformation into a multi-industry player."

The Company reaffirms its previously announced fiscal 2010 guidance.  The Company continues to expect revenue to be in the range of $68 to $70 million, gross margin in the range of 33% to 38%, and operating expenses in the range of 16% to 18% of revenues.

For fiscal year 2011, the Company expects that revenue will be in the range of $54 to $58 million, and gross margin will be in the range of 33% to 38%.  The Company anticipates full year operating expenses to represent approximately 22% to 26% of revenue.  This guidance reflects the Company’s current and preliminary views, which are subject to change.

Mr. Yang continued, “We expect the fiscal year 2011 will remain challenging due to the combined impact of (i) margin pressure on distributing prescription drugs because of the government’s influence on the drug distribution bidding system, (ii) rising prices of certain raw materials used in our proprietary products, and (iii) the execution of our ‘high-margin focus’ sales strategy for our distribution business.  Furthermore, we will continue expanding the production capacity at LifeTech and ramping up the production and sales for rADTZ.  We are very confident that we will be able to manage through these challenges in 2011 and we will start to realize results from above-mentioned efforts starting in 2012.”

About China Medicine Corporation

China Medicine Corporation, a vertically integrated enterprise with a research and development centre, manufacturing facility and well established sales network, engages in the production and distribution of prescription and over the counter drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company is developing a number of proprietary products for a variety of indications, including oncology, high blood pressure and toxin removal from food and animal feeds. For more information, please visit the Company's website at http://www.cmc621.com.

Safe-Harbor Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact Information

ICR, Inc.
In New York: Ms. Christine Duan: 1-203-682-8200
In Beijing: Ms. Wen Lei Zheng: 86-10-6599-7968